Exhibit 3.6

ARCH CAPITAL GROUP (U.S.) INC.

BY-LAWS

ARTICLE I

OFFICES

SECTION 1.1.  Registered office.  The registered office of ARCH CAPITAL GROUP (U.S.) INC., a Delaware corporation (the “Corporation”), shall be in the City of Wilmington, County of Newcastle, State of Delaware.

SECTION 1.2.  Other Offices.  The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

SECTION 2.1.  Place and Date of Annual Meeting.  The annual meeting of the stockholders of the Corporation shall be held at such place, within or without the State of Delaware, at such time and on such day as may be determined by the Board of Directors.

SECTION 2.2.  Special Meetings.  Special meetings of the stockholders for any purpose may be held at any place, within or without the State of Delaware, and may be called by resolution of the Board of Directors, by the president or by the holders of a majority of the outstanding shares of common stock.

SECTION 2.3.  Action Without Meeting.  Any action required to be taken at a meeting of the stockholders may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

ARTICLE III

DIRECTORS

SECTION 3.1.  Number, Election, Term.  The Board of Directors shall initially consist of four directors.  However, at any time and from time to time, the number of directors which shall constitute the whole Board may be increased to not more than fifteen or decreased to not less than one, by resolution of the Board of Directors.  Any change in the number of directorships must be authorized by a majority of the whole Board, as constituted immediately prior to such change.  The directors shall be elected annually, and each director elected shall hold office until a successor is elected and qualified or until earlier death, resignation or removal.

SECTION 3.2.  Regular Meetings.  Regular meetings of the Board of Directors may be held upon such notice, or without notice, and at such time and at such place as shall from time to time be determined by the Board.

SECTION 3.3.  Special Meetings.  Special meetings of the Board of Directors may be called by any director or the President on notice to each director, either personally, by mail, by telegram, by telephone or by means of other electronic communication.  Special meetings shall be called by the President or Secretary in like manner and on like notice on the written request of two directors unless the Board consists of only one director, in which case special meetings shall be called by the President or Secretary in like manner and on like notice on the written request of the sole director.

SECTION 3.4.  Waiver.  Attendance of a director at any meeting shall constitute waiver of notice of such meeting, except where a director attends for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

SECTION 3.5.  Quorum.  At all meetings of the Board of Directors a majority of the total number of directors then constituting the whole Board shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors.  If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

SECTION 3.6.  Committees.  The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation, which, to the extent provided in the resolution, shall have and may exercise the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation.

ARTICLE IV

OFFICERS

SECTION 4.1.  Election and Office.  The officers of the Corporation shall be chosen by the Board of Directors and may include a President, one or more Vice Presidents, a Treasurer, one or more Assistant Treasurers, a Secretary and one or more Assistant Secretaries.  The Board of Directors may also appoint such additional officers and agents as it shall deem necessary.

SECTION 4.2.  Term, Powers and Duties.  The term of office, powers and duties of each officer or agent appointed by the Board of Directors shall be as specified by it.  The officers shall hold office until their successors are chosen and qualify.

ARTICLE V

CAPITAL STOCK

SECTION 5.1.  Certificates for Shares.  Every owner of stock of the Corporation shall be entitled to have a certificate or certificates in such form as the Board of Directors shall prescribe certifying the number of shares of stock owned, except as provided below.  The certificates shall be signed by hand or by facsimile in the name of the Corporation by such officer or officers as the Board shall appoint.  The Board of Directors may pro-

vide by resolution that the stock of the Corporation shall be uncertificated shares.  A record shall be kept of the names of the persons owning stock, whether certificated or uncertificated, and the number of shares owned by each person.

SECTION 5.2.  Signing Authority.  All contracts, agreements, assignments, transfers, deeds, stock powers or other instruments of the Corporation may be executed and delivered by such officer or officers, or agent or agents, of the Corporation as shall be thereunto authorized from time to time either by the Board of Directors or by power of attorney executed by any person pursuant to authority granted by the Board of Directors.

ARTICLE VI

GENERAL PROVISIONS

SECTION 6.1.  Notices.  Whenever, under the provisions of statute, the Certificate of Incorporation or these by-laws, notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice.

SECTION 6.2.  Fiscal Year.  The fiscal year of the Corporation shall be the calendar year unless fixed otherwise by resolution of the Board of Directors.

SECTION 6.3.  Checks.  All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

SECTION 6.4.  Seal.  The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware.”  The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.  Use of the seal is optional; unless expressly required by law, the seal need not be used.

SECTION 6.5.  Indemnification.  The Corporation shall indemnify its officers, directors and employees, and such of its agents as the Board of Directors shall designate, and advance expenses in connection therewith, to the fullest extent permitted by the General Corporation Law of Delaware.

SECTION 6.6.  Amendments.  These by-laws may be altered, amended or repealed or new by-laws may be adopted (a) with the authorization of the holders of a majority of the outstanding shares of common stock; or (b) with the authorization of a majority of the directors.